                                                                    EXHIBIT 10.1



           FIRST AMENDMENT TO AND WAIVER OF RESTATED CREDIT AGREEMENT


         This First Amendment to and Waiver of Restated Credit Agreement (the "Amendment") is entered into as of this 23rd day of May, 2003, by and between COMERICA BANK, a Michigan banking corporation ("Bank"), with offices at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226, and MEADOWBROOK INSURANCE GROUP, INC., a Michigan corporation, with offices at 2600 Telegraph Road, Suite 300, Southfield, Michigan 48034 ("Borrower").

                                    RECITALS:

         A. Borrower and Bank entered into a certain Restated Credit Agreement dated as of September 25, 2002 (as amended from time to time, the "Agreement") pursuant to which Borrower incurred certain indebtedness and obligations and granted the Bank certain security for such indebtedness and obligations;

         B. WHEREAS, Borrower has requested Bank to waive the Event of Default described in Section 9.3 of the Agreement, to the extent only that such Event of Default is caused solely as a result of Guarantee Obligation of even date herewith by Borrower to guaranty the obligations of Renaissance Alliance Insurance Services, LLC ("Renaissance"), under that certain Letter Agreement between Renaissance and Bank (the "Guarantee Default"); and

         C. WHEREAS, Borrower and Bank desire to amend the Agreement upon the following terms and conditions.

         NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1.       DEFINITIONS

                  1.1. Capitalized terms used herein and not defined to the contrary have the meanings given them in the Agreement.

2.       WAIVER

                  2.1. Bank waives the Event of Default described in Section 9.3 of the Agreement, but only to the extent that such Event of Default arises solely as a result of the Guarantee Default.

3.       AMENDMENT TO AGREEMENT

                  3.1. Section 10.1(g) of the Agreement is hereby amended and restated in its entirety as follows:

                       "(g) default (i) in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder) of Company or any Subsidiary in excess of One Hundred Thousand Dollars ($100,000) in the aggregate when due (whether by acceleration or otherwise)



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                                                                    EXHIBIT 10.1


                       and continuance thereof beyond any applicable period of cure; (ii) or other failure to comply with the terms of any other obligation of Company or any Subsidiary with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, which with the giving of notice or passage of time or both would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money or terminate its commitment thereunder, as applicable; or (iii) of the terms and conditions of the Guarantee Obligation of Company evidenced by that certain guaranty dated as of May __, 2003, whereby Company guarantees to Bank the obligations of Renaissance Alliance Insurance Services, LLC, a Massachusetts limited liability company."

4.       REPRESENTATIONS

         Borrower hereby represents and warrants that:

                  4.1. Execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment are within Borrower's powers, have been duly authorized, are not in contravention of law or the terms of Borrower's articles of incorporation/charter, or bylaws, and do not require the consent or approval of any governmental body, agency, or authority.

                  4.2. This Amendment and any other documents and instruments required under this Amendment or the Agreement, when issued and delivered under this Amendment or the Agreement, will be valid and binding in accordance with their terms.

                  4.3. Except to the extent rendered untrue solely by virtue of the existence of the Guarantee Default, the continuing representations and warranties of Borrower set forth in Sections 7.1 through 7.19 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof.

                  4.4. Except for the Guarantee Default, and except as previously disclosed to Bank in writing, no default or event of default, or condition or event which, with the giving of notice or the running of time, or both, would constitute a default or event of default under that certain Line of Credit Note and that certain Term Note, each dated as of September 25, 2002 (the "Notes") or the Agreement, has occurred and is continuing as of the date hereof.

5.       MISCELLANEOUS

                  5.1. This Amendment may be executed in as many counterparts as Bank and Borrower deem convenient, and shall become effective upon: (a) delivery to Bank of all executed counterparts hereof; and (b) delivery to Bank, in form and substance satisfactory to Bank of each of the documents, instruments and fees listed on the Checklist attached as Exhibit "A" hereto.


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
                                                                    EXHIBIT 10.1





                  5.2. Borrower and Bank acknowledge and agree that except as specifically amended hereby, all of the terms and conditions of the Agreement and the Notes and loan documents related thereto (collectively, the "Loan Documents") remain in full force and effect in accordance with their original terms.

                  5.3. Borrower shall pay all of Bank's legal costs and expenses (including attorneys' fees and expenses) incurred in the negotiation, preparation and closing hereof, including, without limitation, costs of all lien searches and financing statement filings.

                  5.4. Except as specifically set forth in Section 2.1 hereof, nothing set forth in this Amendment shall constitute, or be interpreted or construed to constitute, a waiver of any right or remedy of Bank, or of any default or event of default whether now existing or hereafter arising and whether now known or hereafter discovered by or disclosed to Bank.

                  5.5. Bank expressly reserves the right to exercise any or all rights and remedies provided under the Loan Documents and applicable law except as modified herein. Bank's failure to immediately exercise such rights and remedies shall not be construed as a waiver or modification of those rights or an offer of forbearance.

                  5.6. Borrower, in every capacity, hereby waives, discharges and forever releases Bank, Bank's employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, defenses, counterclaims or offsets Borrower may have or may have made which (in any case) could be based on facts or circumstances known to Borrower as of the date of this Amendment, against any or all of Bank, Bank's employees, officers, directors, attorneys, stockholders and successors and assigns.

         IN WITNESS WHEREOF, this Amendment has been executed as of the day first stated above.

                               MEADOWBROOK INSURANCE GROUP, INC.,
                               a Michigan corporation


                               By:      /s/ Robert S. Cubbin
                                  ---------------------------------------------
                                        Robert S. Cubbin
                               Its:     President



                               COMERICA BANK, a Michigan banking corporation


                               By:      /s/ Julie J. Nowicki
                                  ---------------------------------------------
                                        Julie J. Nowicki
                               Its:     Account Officer


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